Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Announces Third Quarter 2011 Results

NARBERTH, PA—(Marketwire – November 1, 2011) – Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) (“Royal”), parent company of Royal Bank America, a community bank actively empowering small businesses and individuals to achieve their financial goals, today announced its consolidated financial results for the period ended September 30, 2011.

For the three month period ended September 30, 2011, net loss attributable to Royal was $1.9 million, or 18 cents per basic and diluted common share, resulting in an improvement of $902 thousand compared to the net loss of $2.8 million, or 25 cents per basic and diluted common share reported for the three month period ended September 30, 2010.  The year over year favorable change in the net loss for the current quarter was primarily attributable to a $1.8 million reduction in the provision for loan and lease losses and a $2.2 million decline in other expenses, which were partially offset by a decline in net interest income of $730 thousand and a reduction of $1.8 million in other income, largely due to a $1.4 million impairment charge on one investment security, which has now been completely written off.

For the nine month period ended September 30, 2011, net loss attributable to Royal was $7.6 million, or 69 cents per basic and diluted common share, resulting in an improvement of $777 thousand compared to the net loss of $8.4 million or 75 cents per basic and diluted common share reported for the nine month period ended September 30, 2010.  The year over year favorable change in the net loss for the nine month period was primarily attributable to a $2.8 million reduction in the provision for loan and lease losses and a decline in other expenses of $3.6 million, which were partially offset by a decline in net interest income of $4.4 million and a reduction of $622 thousand in other income.

Royal Chairman and CEO Robert R. Tabas commented, “Clearly we are turning the corner. Our financial results underscore strengths in executing our strategic plan and provide opportunities for cautious optimism.  In fact, in dissecting our results for the quarter one should note that the overwhelming majority of the loss, $1.4 million of the $1.9 million loss, was due to impairment on an investment security within our trust-preferred portfolio not related to our core business.”

“We continue to work aggressively to reduce non-performing loans and our focus in this area, as well as in reducing total classified assets, has resulted in a continuation of a decidedly positive trend.  Non-performing loans (including loans held for sale) decreased to $58.2 million at September 30, 2011, a reduction of $27.6 million or 32.2% from December 31, 2008.  Total classified assets (including loans held for sale) decreased to $93.3 million at September 30, 2011, a reduction of $69 million or 42.5% from March 31, 2010.”

Non-Performing Loans (at date noted)

September 30, 2011	December 31, 2010	December 31, 2009	December 31, 2008
$58.2 million	$65.8 million	$73.7 million	$85.8 million

Total Classified Assets (at date noted)

September 30, 2011	December 31, 2010	March 31, 2010
$93.3 million	$129.9 million	$162.3 million

“Continued improvements in areas of our business, as well as our ongoing pursuit of a deleveraging strategy, have enabled us to maintain solid capital ratios which, despite difficult economic conditions, have strengthened as the year has progressed.”

Royal Bank America Capital Ratios (as reported under Regulatory Accounting Principles (RAP) and assuming recognition of revenue from Royal's tax lien business on a cash and not an accrual basis at date noted)

Total capital (to risk-weighted assets)
September 30, 2011	December 31, 2010
14.62%	13.76%

Tier I capital (to risk-weighted assets)
September 30, 2011	December 31, 2010
13.35%	12.49%

Tier I capital (to average assets, leverage)
September 30, 2011	December 31, 2010
8.85%	8.03%

The following is an overview of certain key financial metrics:

For the three month period ended September 30, 2011, Net Interest Margin improved 48 basis points to 3.36% as compared to 2.88% from the comparable period in 2010 due to redemptions of higher cost brokered CDs and maturing FHLB advances.

Provision for loan and lease losses was $428 thousand and $5.6 million for the three and nine month periods ended September 30, 2011, respectively, compared to $2.2 million and $8.4 million for the three and nine month periods ended September 30, 2010, respectively.  This decline was attributable to a reduction in classified loans as well as a reduction in the overall size of the loan portfolio.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2010.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Nine Months
	Ended Sept. 30th		Ended Sept. 30th
(in thousands, except for earnings per common share)	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$10,049	$13,719	$30,623	$44,515
Interest Expense	3,217	6,157	11,076	20,601
Net Interest Income	6,832	7,562	19,547	23,914
Provision for Loan Losses	428	2,194	5,568	8,387
Net Interest Income after Provision	6,404	5,368	13,979	15,527
Non Interest Income	73	1,823	4,224	4,846
Non Interest Expense	8,109	10,333	24,863	28,425
Loss before Taxes	(1,632)	(3,142)	(6,660)	(8,052)
Income Taxes	0	0	0	0
Net Loss	(1,632)	(3,142)	(6,660)	(8,052)
Less Net Income attributable to noncontrolling interest	261	(347)	969	354
Net Loss attributable to Royal Bancshares	$(1,893)	$(2,795)	$(7,629)	$(8,406)
Loss per common share – basic	$(0.18)	$(0.25)	$(0.69)	$(0.75)
SELECTED RATIOS:
Return on Average Assets	-0.8%	-1.0%	-1.1%	-0.9%
Return on Average Equity	-9.4%	-10.6%	-12.4%	-10.7%
Average Equity to Assets	9.0%	9.1%	8.9%	8.7%
Book Value Per Share	$3.26	$5.11	$3.26	$5.11

CONDENSED BALANCE SHEET

(in thousands)	Sept. 30, 2011	Dec. 31, 2010
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$32,293	$51,733
Investment Securities	319,657	327,560
Loans & Leases (net)	429,238	505,346
Premises and Equipment (net)	8,327	12,529
Accrued Interest receivable	15,994	16,864
Other Assets	51,854	66,594
Total Assets	$857,363	$980,626

Deposits	577,891	693,913
Borrowings	149,758	154,949
Other Liabilities	25,949	21,897
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	73,621	80,692
Noncontrolling Interest	4,370	3,401
Total Equity	77,991	84,093
Total Liabilities and Equity	$857,363	$980,626

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of ASU 2009-17.